EXHIBIT 99.1

*** NEWS RELEASE ***

TO: FROM: DATE:	All Area News Agencies First Commonwealth Financial Corporation January 26, 2009	For More Information Contact:
Edward J. Lipkus III, Executive Vice President and Chief Financial Officer First Commonwealth Financial Corporation (724) 349-7220

First Commonwealth Announces Fourth Quarter and Year 2008 Financial Results

Growth in Loans and Net Interest Income/Margin Expansion Continues

Core Net Income Increases 12.9% Year over Year

Indiana, PA., January 26, 2009 - First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter Results

Developments during the fourth quarter included:

•	First Commonwealth raised $115 million of common stock through a public stock offering.

•	First Commonwealth elected not to participate in the Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program.

•	Total loans increased $234 million.

•	Net interest income increased 9.9% and net interest margin increased 29 basis points.

•	Impairment charges of $3.3 million after tax were recorded relating to bank equity securities, trust preferred collateralized debt obligations and low income housing partnerships.

•	First Commonwealth Bank opened a new community banking office in Green Tree, which was the third de novo office opened in the Pittsburgh market during 2008.

First Commonwealth reported fourth quarter 2008 core net income, or net income excluding securities gains and losses and asset impairment charges, of $12.2 million or $0.15 per diluted share, a 6.9% increase as compared to the same period in 2007. GAAP net income for the fourth quarter 2008 was $8.9 million or $0.11 per diluted share, as compared to $11.6 million or $0.16 per diluted share for the same period in 2007. Average diluted shares in the fourth quarter 2008 were 10.6% greater than the comparable quarter in 2007 primarily due to the issuance of 11.5 million shares from our capital raise completed on November 5, 2008.

Fourth quarter 2008 net income as compared to the same period in 2007 was negatively impacted by the increase in the provision for credit losses of $5.4 million after tax or $0.07 per share, non-cash charges of $2.5 million after tax or $0.03 per share for other-than-temporary impairment on certain investment securities and a non-cash impairment charge on low income housing partnerships of $784 thousand after tax or $0.01 per share. The increase in the provision for credit losses was primarily due to an additional allowance for three commercial real estate loans and normal increases in the allowance related to the growth in the loan portfolio. The increase in the other-than-temporary impairment charges included $1.6 million after tax primarily from two Pennsylvania-based financial institutions and $871 thousand after tax for a trust preferred collateralized debt obligation.

Fourth quarter of 2008 annualized core return on average equity and average assets were 7.93% and 0.77%, respectively, compared to 7.90% and 0.79% for the same period last year. Fourth quarter 2008 annualized GAAP return on average equity and average assets were 5.79% and 0.56%, respectively, compared to 8.08% and 0.80% for the prior year period.

“We experienced strong growth in loans and low cost deposits during the fourth quarter. We are capitalizing on significant opportunities within our footprint and we expect to continue our loan and deposit growth into 2009,” said John J. Dolan, President and CEO.

“We did experience some fallout from weaknesses in the commercial real estate market on three out-of-market shared national credit participation loans. We have limited exposure to out-of-market shared national credit loans as they represent 3.2% of our loan portfolio. Despite significant economic and industry headwinds, we are cautiously optimistic about 2009 as we build upon the momentum in our core banking business through a continued focus on personalized service and solid execution.”

Net Interest Income and Margin

Net interest income increased $4.7 million, or 9.9% from the third quarter of 2008, representing six consecutive quarters of growth. Additionally, net interest income increased $12.5 million, or 31.1% compared to the fourth quarter of 2007.

The net interest margin on a tax equivalent basis for the fourth quarter 2008 increased 55 basis points to 3.87% compared with 3.32% in the corresponding period last year. The increase in our net interest margin can be attributed to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the decrease in yields on total interest-earning assets. The decrease in the cost of interest-bearing liabilities can be attributed to lower interest rates combined with increases in low cost deposits and short-term borrowings. Management continued its strategy of supplementing deposit growth with wholesale borrowing due to the significant spread between wholesale borrowing costs and rates paid on time deposits. In the fourth quarter of 2008 compared to the fourth quarter of 2007, average time deposits decreased

$346.8 million or 15.7% but were offset with a $739.3 million increase in average short-term borrowings at lower rates. In the fourth quarter of 2008 compared to the same period last year, average noninterest-bearing demand deposits increased $54.0 million, or 10.5%, average interest-bearing demand deposits increased $10.0 million, or 1.7%, and average savings deposits increased $199.5 million, or 18.7%.

Average interest-earning assets were $501.1 million, or 9.6%, higher in the fourth quarter of 2008 compared to the fourth quarter of 2007 driven by an increase in average loans of $636.0 million, or 17.3%. Average borrowings increased $581.0 million in the fourth quarter of 2008 compared to the same period in 2007 to fund the loan growth. Despite fourth quarter loan growth, average borrowings decreased $18.1 million compared to the third quarter of 2008 as a result of proceeds from our recent capital raise and an increase in deposits.

Non-Interest Income

GAAP non-interest income for the fourth quarter of 2008 decreased $2.8 million or 22.0% from the fourth quarter of 2007. This decrease was primarily due to increased net securities losses of $4.2 million related to other-than-temporary impairment charges on bank equity securities and trust preferred collateralized debt obligations partially offset by the $1.5 million increase in swap fee income. Core non-interest income, or non-interest income excluding net securities gains and losses and other-than-temporary impairment charges, increased $1.4 million, or 11.4%, in the fourth quarter of 2008 compared to the same period last year. This increase was primarily due to higher swap fee income of $1.5 million.

Non-Interest Expense

GAAP non-interest expense for the fourth quarter of 2008 increased $5.0 million or 13.6% from the fourth quarter of 2007 primarily from the $2.8 million increase in salaries and employee benefits, a $1.2 million low income housing partnership impairment charge and a $790 thousand increase in other expenses. The increase in salaries and benefits are mainly due to increases in incentive accruals related to our strong loan and deposit growth in addition to higher payroll costs for annual merit increases and new branch offices. The low income housing partnership impairment was recorded to write down the value of underlying real estate. The increase in other expenses was due to higher telephone and data line costs as well as increased loan processing fees related to loan growth.

Core non-interest expense, or non-interest expense excluding low income housing partnership impairment charges, for the fourth quarter of 2008 increased $3.8 million, or 10.3%, compared to the fourth quarter of 2007. The reasons for these increases are noted in the preceding paragraph.

Income Tax

The provision for income taxes decreased $853 thousand for the fourth quarter of 2008 compared to the same period in 2007 primarily due to a decline in income before income taxes. First Commonwealth’s effective tax rate was 12.4% in the fourth quarter of 2008 compared to 15.4% in the fourth quarter of 2007. Nontaxable income and tax credits had a greater impact on the effective tax rate during the fourth quarter of 2008 due to lower pretax income compared to the fourth quarter of 2007.

Credit Quality and Provision for Credit Losses

First Commonwealth is not a participant or underwriter in the sub-prime mortgage loan or sub-prime collateralized debt marketplace and therefore does not have any direct exposure to risks associated with these activities. All mortgage backed securities in First Commonwealth’s portfolio are AAA-rated and backed by U.S. Government agencies.

For the quarter ending December 31, 2008, non-accrual loans increased $6.2 million to $55.9 million from the third quarter of 2008 primarily due to one out-of-market participation loan of $4.3 million and one in-market commercial loan of $1.5 million. Non-accrual loans increased $1.8 million, or 3.3% from the comparable period last year. Non-accrual loans at December 31, 2008 include a $31.2 million commercial credit relationship that has been monitored since the second quarter of 2006 and was placed on non-accrual during the second quarter of 2007. This credit is collateralized by real estate and equipment and a reserve has been allocated, primarily during 2006, to cover the expected loss. The payment of principal and interest on this credit was deferred pursuant to a loan forbearance agreement that expired on December 31, 2008. Management is presently evaluating options with respect to the collection or resolution of this credit.

Loans past due in excess of 90 days and still accruing at December 31, 2008 increased $3.3 million compared to December 31, 2007 and increased $2.5 million from September 30, 2008. The increase for the current quarter is related to increased delinquency of $1.9 million in commercial loans and $600 thousand in consumer loans. The provision for credit losses for the fourth quarter of 2008 increased $8.3 million compared to the fourth quarter of 2007 and increased $6.7 million from the third quarter of 2008. The increase for both periods was primarily attributable to three out-of-market commercial real estate loans in our shared national credit participation portfolio and the growth in the portfolio.

Management believes that the allowance for credit losses is at a level deemed sufficient to absorb losses inherent in the loan portfolio at December 31, 2008.

Single Issue Trust Preferred Securities and Trust Preferred Collateralized Debt Obligations

First Commonwealth’s portfolio of single issue trust preferred securities and trust preferred collateralized debt obligations consists of 15 pooled issues and 21 single-issue securities. The single issues are primarily from money center and large regional banks. The pooled instruments consist of securities issued by 376 banks and other financial institutions. Two of our pooled securities are senior tranches and the remainder are mezzanine tranches. The senior and mezzanine tranches of trust preferred collateralized debt obligations generally are protected from defaults by over-collateralization and cash flow default protection provided by subordinated tranches, with senior tranches having the greatest protection and mezzanine tranches subordinated to the senior tranches. At the time of initial issue, the tranches subordinated to our senior and mezzanine tranches ranged in size from approximately 7.3% to 35.4% of the total principal amount of the respective securities and no single issuer comprised more than 5% of the principal of the total principal of the pool.

As of December 31, 2008, our single issue securities had a book value of $24.0 million and an estimated fair value of $19.8 million, while the book value of the pooled securities totaled $97.1 million with an estimated fair value of $47.1 million. During the fourth quarter, all of the pooled instruments were downgraded by Moody’s Investor Services. Thirteen of the fifteen pooled issues representing $84.5 million of the $97.1 million of book value were downgraded below investment grade. In the fourth quarter of 2008, an additional $1.3 million other-than-temporary impairment charge was recorded on a trust preferred collateralized debt obligation that was also written down $7.7 million during the third quarter of 2008. This obligation, which includes 20 issuers, one of which is in default and three of which have deferred interest payments, is expected to experience a principal shortfall at maturity. Based on management’s analysis as of December 31, 2008, all of the single issues and the remainder of the trust preferred collateralized debt obligations are expected to return 100% of their principal and interest.

Year-to-Date Results

First Commonwealth recorded 2008 core net income of $51.3 million, or $0.69 per diluted share compared to $45.5 million, or $0.62 per diluted share in 2007. This represents an increase of $5.9 million, or 12.9% in core net income and $0.07, or 11.3% in per share results. These increases were the result of higher net interest income and core non-interest income, partially offset by increases in the provision for credit losses, core non-interest expense and the provision for income taxes. Average diluted shares for the year 2008 were 2.2% higher than 2007 primarily due to the capital raise.

GAAP net income was $43.1 million, or $0.58 per diluted share for the year ended December 31, 2008, compared to the $46.3 million, or $0.63 per diluted share reported in 2007. Year to date results for 2008 were unfavorably impacted by charges of $8.5 million after tax, or $0.11 per share, for other-than-temporary impairment on certain investment securities in addition to the $8.5 million after tax, or $0.11 per share, increase in the provision for credit losses. Return on average equity and average assets were 7.45% and 0.70%, respectively, compared to 8.08% and 0.80% for the year 2007.

Net interest income for the year ended December 31, 2008 was 16.9% higher than 2007, primarily due to an 86 basis point decrease in the cost of interest-bearing liabilities. The net interest margin for the year 2008 increased 23 basis points to 3.57% from 3.34% for the same period in 2007 as the cost of interest-bearing liabilities declined faster than the yield on total interest-earning assets, which decreased 52 basis points.

The provision for credit losses increased $13.1 million for the year 2008 compared to the same period last year primarily as a result of $6.3 million provision added for the aforementioned three commercial real estate loans and $2.5 million added in the second quarter of 2008 on a previously disclosed construction loan. Loan growth of $720.6 million also contributed to the increase in the provision.

Core non-interest income for the year ended December 31, 2008 increased $6.6 million, or 13.9%, from the same period last year primarily due to the $1.7 million increase in insurance and retail brokerage commissions, and additional $1.0 million in card related interchange income, higher letter of credit fees of $1.7 million and a $2.2 million increase in swap fee income. The increase in insurance and retail brokerage commissions was the result of higher sales due to additional producers and an enhanced calling program. Card related interchange income increased primarily due to growth in usage of debit cards and larger dollar transactions. Increased volume resulted in higher letter of credit fees and swap fee income.

Core non-interest expense for the year 2008 increased $9.4 million, or 6.4%, from 2007 due to the $7.4 million increase in salaries and employee benefits, $1.3 million rise in net occupancy expense and $843 thousand increase in other expenses. Salaries and employee benefits increased primarily as a result of higher incentive compensation expense of $2.7 million related to the strong loan and deposit growth and $1.1 million due to greater insurance and retail brokerage sales, as well as annual merit increases and additional personnel expenses related to our new branch offices. The increase in net occupancy expense was the result of higher rental expense, utilities, and building repairs and maintenance. The increase in other expenses was the result of higher telephone and data line costs as well as loan fees related to the increase in loan volume.

The provision for income taxes for the year ended December 31, 2008 increased $679 thousand over 2007 due to decreases in tax free income and tax credits. First Commonwealth’s effective tax rate was 13.3% for the year 2008 compared to 11.4% for the year 2007.

Use of Non-GAAP Financial Measure

This release includes core net income, core non-interest income and core non-interest expense which are non-GAAP (Generally Accepted Accounting Principles) financial measures that are calculated by excluding securities gains and losses and asset impairment charges from GAAP net income, GAAP non-interest income and GAAP non-interest expense. Management believes that these core measures are useful to the investment community in analyzing financial results and trends of First Commonwealth. This information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance. The table in the financial section reconciles GAAP financial measures to non-GAAP financial measures for the periods presented.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.4 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 114 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the adequacy of First Commonwealth’s allowance for credit losses, liquidity and capital; expectations of continued growth in loans and deposits and fair values and expected future cash flows from investments in trust preferred collateralized debt obligations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations. These plans, strategies and expectations are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include, among other things:

•	Deepened or prolonged weakness in economic and business conditions, nationally and in First Commonwealth’s market areas, which could increase credit-related losses and expenses and limit growth;

•	Further declines in the market value of investment securities that are considered to be other-than-temporary, which would negatively impact First Commonwealth’s earnings and capital levels;

•	Increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

•

Reduced wholesale funding capacity or higher borrowing costs due to capital constraints at the Federal Home Loan Bank, which would reduce First Commonwealth’s liquidity and negatively impact earnings and net interest margin;

•	Fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

•

Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations;

•	The inability to successfully execute First Commonwealth’s strategic growth initiatives, which could limit future revenue and earnings growth; and

•	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	For the Quarter Ended					For the Year Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest Income
Interest and fees on loans	$64,580	$62,285	$62,614	$62,067	$63,488	$251,546	$253,951
Interest and dividends on investments:
Taxable interest	14,434	15,013	15,578	15,531	14,967	60,556	60,260
Interest exempt from Federal income taxes	3,025	3,176	3,347	3,595	3,510	13,143	13,732
Dividends	389	663	678	609	752	2,339	2,958
Interest on Federal funds sold	0	0	2	0	74	2	157
Interest on bank deposits	1	2	2	5	8	10	37

Total interest income	82,429	81,139	82,221	81,807	82,799	327,596	331,095

Interest Expense
Interest on deposits	22,045	23,069	25,370	31,033	34,527	101,517	132,770
Interest on short-term borrowings	2,238	4,634	4,251	3,705	1,819	14,828	11,442

Interest on subordinated debentures	1,908	1,870	1,878	1,911	2,156	7,567	8,526
Interest on other long-term debt	3,582	3,639	3,791	4,074	4,139	15,086	16,975

Total interest on long-term debt	5,490	5,509	5,669	5,985	6,295	22,653	25,501

Total interest expense	29,773	33,212	35,290	40,723	42,641	138,998	169,713

Net Interest Income	52,656	47,927	46,931	41,084	40,158	188,598	161,382
Provision for credit losses	10,642	3,913	5,361	3,179	2,352	23,095	10,042

Net Interest Income after provision for credit losses	42,014	44,014	41,570	37,905	37,806	165,503	151,340

Non-Interest Income
Net securities (losses) gains	(3,835)	(7,709)	(451)	501	403	(11,494)	1,174
Trust income	1,125	1,444	1,538	1,532	1,428	5,639	5,881
Service charges on deposit accounts	4,555	4,792	4,786	4,425	4,690	18,558	17,981
Insurance and retail brokerage commissions	1,236	1,390	1,394	1,277	909	5,297	3,560
Income from bank owned life insurance	1,155	1,435	1,446	1,487	1,557	5,523	6,101
Card related interchange income	1,956	1,950	1,950	1,753	1,791	7,609	6,564
Letter of credit fees	643	982	337	230	207	2,192	467
Swap fee income	1,532	27	174	457	14	2,190	14
Other income	1,645	1,963	1,915	1,794	1,831	7,317	7,128

Total non-interest income	10,012	6,274	13,089	13,456	12,830	42,831	48,870

Non-Interest Expense
Salaries and employee benefits	21,658	21,091	20,428	20,330	18,859	83,507	76,132
Net occupancy expense	3,807	3,613	3,728	3,907	3,484	15,055	13,710
Furniture and equipment expense	2,845	2,995	3,058	3,078	3,126	11,976	12,000
Advertising expense	724	550	401	628	957	2,303	2,867
Data processing expense	1,161	1,075	996	1,051	987	4,283	3,808
Pennsylvania shares tax expense	1,357	1,342	1,339	1,271	1,446	5,309	5,769
Intangible amortization	743	802	832	831	831	3,208	3,428
Low income housing partnership impairment	1,206	0	0	0	0	1,206	0
Other professional fees and services	966	754	934	750	565	3,404	2,772
Other expenses	7,410	6,775	7,169	7,010	6,620	28,364	27,521

Total non-interest expense	41,877	38,997	38,885	38,856	36,875	158,615	148,007

Income before income taxes	10,149	11,291	15,774	12,505	13,761	49,719	52,203
Provision for income taxes	1,260	1,127	2,861	1,384	2,113	6,632	5,953

Net Income	$8,889	$10,164	$12,913	$11,121	$11,648	$43,087	$46,250

Average Shares Outstanding	80,076,383	72,715,709	72,624,053	72,452,875	72,391,577	74,477,795	72,816,208
Average Shares Outstanding Assuming Dilution	80,179,260	72,817,216	72,734,711	72,559,668	72,513,962	74,583,236	72,973,259
Per Share Data:
Basic Earnings Per Share	$0.11	$0.14	$0.18	$0.15	$0.16	$0.58	$0.64
Diluted Earnings Per Share	$0.11	$0.14	$0.18	$0.15	$0.16	$0.58	$0.63
Cash Dividends Declared per Common Share	$0.17	$0.17	$0.17	$0.17	$0.17	$0.68	$0.68

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Assets
Cash and due from banks	$88,277	$93,327	$101,860	$92,554	$100,791
Interest-bearing bank deposits	289	267	347	219	1,719
Securities available for sale, at market value	1,401,351	1,402,528	1,524,106	1,623,788	1,574,217
Securities held to maturity, at amortized cost, (Market value $50,558 at December 31, 2008 and $72,928 at December 31, 2007)	50,840	56,839	59,200	65,935	71,497
Loans:
Portfolio loans, net of unearned income	4,418,377	4,184,600	4,113,423	3,893,183	3,697,819
Allowance for credit losses	(52,759)	(45,482)	(44,505)	(41,613)	(42,396)

Net loans	4,365,618	4,139,118	4,068,918	3,851,570	3,655,423

Premises and equipment, net	72,636	71,141	69,890	69,191	69,487
Other real estate owned	3,262	3,718	3,271	3,280	2,172
Goodwill	159,956	159,956	159,956	159,956	159,956
Amortizing intangibles, net	10,233	10,976	11,778	12,609	13,441
Other assets	273,418	265,920	252,086	239,877	234,915

Total assets	$6,425,880	$6,203,790	$6,251,412	$6,118,979	$5,883,618

Liabilities
Deposits (all domestic):
Noninterest-bearing	$566,845	$564,443	$568,158	$542,331	$523,203
Interest-bearing	3,713,498	3,696,687	3,744,311	3,778,337	3,824,016

Total deposits	4,280,343	4,261,130	4,312,469	4,320,668	4,347,219

Short-term borrowings	1,152,700	875,424	834,226	642,869	354,201
Other liabilities	63,778	43,385	47,805	48,259	65,464

Subordinated debentures	105,750	105,750	105,750	105,750	105,750
Other long-term debt	170,530	386,288	404,464	426,955	442,196

Total long-term debt	276,280	492,038	510,214	532,705	547,946

Total liabilities	5,773,101	5,671,977	5,704,714	5,544,501	5,314,830

Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0	0	0	0
Common stock, $1 par value per share, 200,000,000 shares authorized, 86,600,431 shares issued and 85,050,744 shares outstanding at December 31, 2008; 100,000,000 shares authorized, 75,100,431 shares issued and 73,128,612 shares outstanding at December 31, 2007	86,600	75,100	75,100	75,100	75,100
Additional paid-in capital	303,008	205,953	206,245	206,498	206,889
Retained earnings	309,947	315,404	317,611	317,058	319,246
Accumulated other comprehensive (loss) income, net	(21,269)	(38,133)	(22,604)	7,215	(147)
Treasury stock (1,549,687 and 1,971,819 shares at December 31, 2008 and December 31, 2007, respectively, at cost)	(17,907)	(18,411)	(21,054)	(22,293)	(22,700)
Unearned ESOP shares	(7,600)	(8,100)	(8,600)	(9,100)	(9,600)

Total shareholders’ equity	652,779	531,813	546,698	574,478	568,788

Total liabilities and shareholders’ equity	$6,425,880	$6,203,790	$6,251,412	$6,118,979	$5,883,618

Book value per share	$7.68	$7.23	$7.46	$7.85	$7.78
Market value per share	$12.38	$13.47	$9.33	$11.59	$10.65

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Loans by Categories

(dollars in thousands)

	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Commercial, financial, agricultural and other	$1,272,094	$1,148,666	$1,115,536	$1,052,971	$926,904
Real estate - construction	418,639	338,303	307,278	241,114	207,708
Real estate - residential	1,215,193	1,227,225	1,235,334	1,230,928	1,237,986
Real estate - commercial	1,016,651	978,287	988,186	909,613	861,077
Loans to individuals	495,800	492,119	467,089	458,557	464,082
Leases, net of unearned income	0	0	0	0	62

Total loans and leases, net of unearned income	$4,418,377	$4,184,600	$4,113,423	$3,893,183	$3,697,819

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at December 31,

(dollars in thousands)

	2008			2007
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$538	$1	1.42%	$848	$8	4.11%
Tax-free investment securities	262,211	3,025	7.06%	313,165	3,510	6.84%
Taxable investment securities	1,169,700	14,823	5.04%	1,246,973	15,719	5.00%
Federal funds sold	0	0	0.00%	6,398	74	4.56%
Loans, net of unearned income (b)(c)	4,302,009	64,580	6.11%	3,666,006	63,488	7.06%

Total interest-earning assets	5,734,458	82,429	5.94%	5,233,390	82,799	6.55%

Noninterest-earning assets:
Cash	79,659			75,184
Allowance for credit losses	(45,653)			(43,600)
Other assets	524,130			487,765

Total noninterest-earning assets	558,136			519,349

Total Assets	$6,292,594			$5,752,739

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$605,986	$1,089	0.71%	$595,956	$2,557	1.70%
Savings deposits (d)	1,267,157	5,015	1.57%	1,067,639	5,995	2.23%
Time deposits	1,867,689	15,941	3.40%	2,214,463	25,975	4.65%
Short-term borrowings	949,017	2,238	0.94%	209,726	1,819	3.44%
Long-term debt	386,245	5,490	5.65%	544,569	6,295	4.59%

Total interest-bearing liabilities	5,076,094	29,773	2.33%	4,632,353	42,641	3.65%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	568,289			514,299
Other liabilities	37,720			34,163
Shareholders’ equity	610,491			571,924

Total noninterest-bearing funding sources	1,216,500			1,120,386

Total Liabilities and Shareholders’ Equity	$6,292,594			$5,752,739

Net Interest Income and Net Yield on Interest-Earning Assets		$52,656	3.87%		$40,158	3.32%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Year To Date Average Balance Sheets and Net Interest Analysis at December 31,

(dollars in thousands)

	2008			2007
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$447	$10	2.34%	$639	$37	5.82%
Tax-free investment securities	290,595	13,143	6.96%	304,842	13,732	6.93%
Taxable investment securities	1,267,446	62,895	4.96%	1,278,469	63,218	4.94%
Federal funds sold	94	2	2.49%	3,204	157	4.89%
Loans, net of unearned income (b)(c)	4,084,506	251,546	6.31%	3,687,037	253,951	7.09%

Total interest-earning assets	5,643,088	327,596	6.04%	5,274,191	331,095	6.56%

Noninterest-earning assets:
Cash	77,208			80,453
Allowance for credit losses	(43,669)			(43,811)
Other assets	505,790			489,502

Total noninterest-earning assets	539,329			526,144

Total Assets	$6,182,417			$5,800,335

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$603,256	$5,302	0.88%	$595,055	$10,538	1.77%
Savings deposits (d)	1,163,383	18,860	1.62%	1,104,789	25,008	2.26%
Time deposits	1,999,016	77,355	3.87%	2,138,296	97,224	4.55%
Short-term borrowings	769,770	14,828	1.93%	279,045	11,442	4.10%
Long-term debt	487,533	22,653	4.65%	563,919	25,501	4.52%

Total interest-bearing liabilities	5,022,958	138,998	2.77%	4,681,104	169,713	3.63%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	544,743			514,256
Other liabilities	36,582			32,335
Shareholders’ equity	578,134			572,640

Total noninterest-bearing funding sources	1,159,459			1,119,231

Total Liabilities and Shareholders’ Equity	$6,182,417			$5,800,335

Net Interest Income and Net Yield on Interest-Earning Assets		$188,598	3.57%		$161,382	3.34%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Asset Quality Data

(dollars in thousands)

	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Loans on non-accrual basis	$55,922	$49,692	$50,910	$48,799	$54,119
Troubled debt restructured loans	132	135	139	143	147

Total nonperforming loans	$56,054	$49,827	$51,049	$48,942	$54,266
Loans past due in excess of 90 days and still accruing	$16,189	$13,719	$14,210	$20,066	$12,853
Loans outstanding at end of period	$4,418,377	$4,184,600	$4,113,423	$3,893,183	$3,697,819
Average loans outstanding	$4,084,506	$4,011,476	$3,941,864	$3,835,587	$3,687,037
Allowance for credit losses	$52,759	$45,482	$44,505	$41,613	$42,396
Nonperforming loans as a percentage of total loans	1.27%	1.19%	1.24%	1.26%	1.47%
Provision for credit losses	$23,095	$12,453	$8,540	$3,179	$10,042
Net credit losses	$12,732	$9,367	$6,431	$3,962	$10,294
Net credit losses as a percentage of average loans outstanding (annualized)	0.31%	0.31%	0.33%	0.42%	0.28%
Allowance for credit losses as a percentage of average loans outstanding	1.29%	1.13%	1.13%	1.08%	1.15%
Allowance for credit losses as a percentage of nonperforming loans	94.12%	91.28%	87.18%	85.03%	78.13%
Other real estate owned	$3,262	$3,718	$3,271	$3,280	$2,172

Profitability Ratios

(dollars in thousands)

	For the Quarter Ended					For the Year Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Return on average assets	0.56%	0.65%	0.84%	0.75%	0.80%	0.70%	0.80%
Return on average equity	5.79%	7.38%	9.03%	7.73%	8.08%	7.45%	8.08%
Net interest margin (a)	3.87%	3.58%	3.54%	3.28%	3.32%	3.57%	3.34%
Efficiency ratio (b)	63.61%	67.94%	61.63%	66.78%	65.15%	64.87%	65.79%
Fully tax equivalent adjustment	$3,166	$3,202	$3,078	$3,648	$3,614	$13,094	$14,707

(a)	Net interest margin has been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.

Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income.”

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Reconciliation of GAAP to Non-GAAP (a)

(dollars in thousands, except share data)

	For the Quarter Ended			For the Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP non-interest income	$10,012	$6,274	$12,830	$42,831	$48,870
Less: net securities (losses) gains	(3,835)	(7,709)	403	(11,494)	1,174

Core non-interest income	$13,847	$13,983	$12,427	$54,325	$47,696

GAAP non-interest expense	$41,877	$38,997	$36,875	$158,615	$148,007
Less: low income housing partnership impairment	1,206	0	0	1,206	0

Core non-interest expense	$40,671	$38,997	$36,875	$157,409	$148,007

GAAP net income	$8,889	$10,164	$11,648	$43,087	$46,250
Less: net securities (losses) gains, net of tax	(2,493)	(5,011)	262	(7,471)	763
Plus: low income housing partnership impairment, net of tax	784	0	0	784	0

Core net income	$12,166	$15,175	$11,386	$51,342	$45,487

GAAP diluted earnings per share	$0.11	$0.14	$0.16	$0.58	$0.63
Less: net securities (losses) gains per diluted share	$(0.03)	$(0.07)	$0.00	$(0.10)	$0.01
Plus: low income housing partnership impairment per diluted share	$0.01	$0.00	$0.00	$0.01	$0.00

Core diluted earnings per share	$0.15	$0.21	$0.16	$0.69	$0.62

GAAP return on average assets	0.56%	0.65%	0.80%	0.70%	0.80%
Less: net securities (losses) gains as a percentage of average assets	-0.16%	-0.32%	0.01%	-0.12%	0.02%
Plus: low income housing partnership impairment as a percentage of average assets	0.05%	0.00%	0.00%	0.01%	0.00%

Core return on average assets	0.77%	0.97%	0.79%	0.83%	0.78%

GAAP return on average equity	5.79%	7.38%	8.08%	7.45%	8.08%
Less: net securities (losses) gains as a percentage of average equity	-1.62%	-3.63%	0.18%	-1.29%	0.14%
Plus: low income housing partnership impairment as a percentage of average equity	0.52%	0.00%	0.00%	0.14%	0.00%

Core return on average equity	7.93%	11.01%	7.90%	8.88%	7.94%

(a)	This release includes core net income, core non-interest income and core non-interest expense, which are non-GAAP (Generally Accepted Accounting Principles) financial measures that are calculated by excluding securities gains and losses and asset impairment charges from GAAP net income, GAAP non-interest income and GAAP non-interest expense. Management believes that these core measures are useful to the investment community in analyzing financial results and trends of First Commonwealth. This information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Pooled Trust Preferred Security Detail

(dollars in thousands)

Deal	Class	Book Value	Fair Value	Unrealized Gain (Loss)	Moody’s/Fitch Ratings
Pre TSL I	Senior	$3,841	$4,212	$371	Aa1/AAA
Pre TSL IV	Mezzanine	1,830	905	(925)	Ba3/A+(n)
Pre TSL V	Mezzanine	620	289	(331)	B3/A(n)
Pre TSL VI	Mezzanine	388	207	(181)	B3/A(n)
Pre TSL VII	Mezzanine	3,987	3,987	0	Caa2/A+(n)
Pre TSL VIII	Mezzanine	5,980	2,272	(3,708)	B3/A(n)
Pre TSL IX	Mezzanine	3,000	1,194	(1,806)	Ba3/A(n)
Pre TSL X	Mezzanine	4,000	1,572	(2,428)	B3/A(n)
Pre TSL XII	Mezzanine	10,000	3,878	(6,122)	B3/A(n)
Pre TSL XIII	Mezzanine	17,540	6,881	(10,659)	B3/A(n)
Pre TSL XIV	Mezzanine	16,047	6,112	(9,935)	Ba3/A(n)
MMCap I	Senior	8,838	7,010	(1,828)	Aa1/AAA
MMCap I	Mezzanine	1,065	541	(524)	B1/BBB
MM Cap IX	Mezzanine	20,000	8,020	(11,980)	B3/A-(n)

Total		$97,136	$47,080	$(50,056)

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Shared National Credit (SNC)

The Shared National Credit Program was established by the bank regulators to provide an efficient and consistent review and classification of any large syndicated loan. The program covers any loan or loan commitment of at least $20 million that is shared by three or more supervised institutions. The following table provides information related to SNCs held by First Commonwealth.

	Balance*	Non-Performing
	(dollars in thousands)
Pennsylvania
Real Estate-Commercial	$0	$0
Real Estate-Construction	0	0
Other Secured	147,183	0
Unsecured	71,516	0

Total	$218,699	$0

Florida
Real Estate-Commercial	$0	$0
Real Estate-Construction	24,277	6,800
Other Secured	0	0
Unsecured	19,119	0

Total	$43,396	$6,800

Other
Real Estate-Commercial	$5,000	$0
Real Estate-Construction	36,880	5,015
Other Secured	43,955	0
Unsecured	10,000	0

Total	$95,835	$5,015

Grand Total	$357,930	$11,815

*	Reserves of approximately 65% have been allocated for the nonperforming credits.